Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in Registration Statement No. 333-13146 of our report dated 8 June 2005 (which expresses an unqualified opinion and includes explanatory paragraphs describing (a) that the accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America and that the information relating to the nature and effect of such differences is presented in Notes 58 to 65 to the consolidated financial statements, (b) the reported net income (loss) for the years ended 31 December 2003 and 2002 and shareholders’ equity at 31 December 2003, as determined in accordance with accounting principles generally accepted in the United States of America, have been restated for the items described in Note 62(t) appearing in this Annual Report on Form 20-F of Abbey National plc for the year ended 31 December 2004.

Deloitte & Touche LLP
Chartered Accountants and Registered Auditors
London, England
8 June 2005